UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2025

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 10, 2025, we entered into a Securities Purchase Agreement (the “SPA”) with Lind Global Asset Management XI LLC (“Lind”). Under the SPA, upon closing, we will receive $15 million in funding from Lind in exchange for our issuance to Lind of a Senior Secured Convertible Promissory Note in the amount of $16,500,000 (the “Note”) and a Common Stock Purchase Warrant for the purchase of 1,000,000 shares of our common stock at a price of $15.00 per share, exercisable for 5 years (the “Warrant”). As additional consideration to Lind, we have agreed to pay a commitment fee in the amount of $525,000, which may be paid by deduction from the funding to be received. Our obligations under the Note are secured by all of our assets and the assets of our subsidiaries pursuant to a Security Agreement and related ancillary documents.

The Note, which does not accrue interest, shall be due and payable on February 10, 2026. The Note may be converted by Lind from time to time at a price equal to the lower of “Conversion Price” of $16.15 per share, or the “Repayment Share Price,” which is defined as ninety percent (90%) of the average of the five (5) lowest daily VWAPs for our common stock during the twenty (20) trading days prior to the conversion date, subject to a floor price. Conversions under the Note are limited to a maximum of $1,650,000 in any calendar month, subject to increase upon our optional written consent. Upon receipt of a conversion notice under the Note, we may, if the applicable Repayment Share Price is below the Conversion Price, elect to pay the conversion amount in cash and in lieu of issuing common stock. Cash repayments under this provision must be equal to 1.025 times the conversion amount. If applicable, we must elect the cash repayment option within one business day of receiving the conversion notice and tender cash payment within two business days of receiving the conversion notice.

The Note may be prepaid in whole upon 5 days’ notice, but in the event of a prepayment notice, Lind may convert up to 25% of principal amount due at the lesser of the Repayment Share Price (but only if the Repayment Share Price is equal to or greater than an applicable threshold) or the Conversion Price.

On or before March 10, 2025, we are required to file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the Note and upon exercise of the Warrant.

The SPA, the Note, the Warrant, and the Security Agreement, which are filed herewith, contain additional terms, covenants, and conditions and should be reviewed in their entirety for additional information.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The issuance of the Note and the Warrant to Lind, as described above, was made pursuant to the exemption provided by Rule 506(b) under Regulation D of the Securities Act. Lind is an “accredited investor” as defined in Rule 501(a) under Regulation D, and we did not engage in any general solicitation or advertising in connection with the transaction.

Section 8 – Other Events

Item 8.01 Other Events

On February 12, 2025, we released the press release furnished herewith as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Securities Purchase Agreement
10.2	Senior Secured Convertible Promissory Note
10.3	Common Stock Purchase Warrant
10.4	Security Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: February 12, 2025	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	Chief Executive Officer